Exhibit 3.4

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Vault Holding 1, LLC.

Second: The address of its registered office in the State of Delaware is 1675 South State St., Ste B in the City of Dover, Zip code 19901. The name of the Registered agent at such address is Capitol Services, Inc.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 28 day of April, 2020.

By:	/s/ Chris Christensen
Chris Christensen
Authorized Person